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                            OREGON STEEL MILLS, INC.

                                                                   EXHIBIT 11.O

                        STATEMENT REGARDING COMPUTATION
                             OF PER SHARE EARNINGS
                  (IN THOUSANDS, EXCEPT PER SHARE DATA AMOUNTS)

                                                      YEARS ENDED DECEMBER 31,
                                                      -------------------------
                                                       1993     1992     1991
                                                      -------  -------  -------
Weighted average number of common
  shares outstanding ...............................   19,224   19,183   18,735

Common stock equivalents arising
  from 598 shares of stock to be
  issued March 2003 ................................      598       --       --
                                                      -------  -------  -------
                                                       19,822   19,183   18,735
                                                      =======  =======  =======
Net income .........................................  $14,805  $19 977  $35,465
                                                      =======  =======  =======
Primary and fully diluted
  net income per common and
  common equivalent shares .........................     $.75    $1.04    $1.89
                                                      =======  =======  =======
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